Registration Nos. 333-113180, 333-10572, and 333-27469
Filed pursuant to Rule 424(b)(3)
COMMON STOCK
(Par Value $1.00 Per Share)

STICKER TO REOFFER PROSPECTUS
TEMPLE-INLAND 1997 STOCK OPTION PLAN
TEMPLE-INLAND INC. 2001 STOCK INCENTIVE PLAN
TEMPLE-INLAND INC. 2003 STOCK INCENTIVE PLAN
(COLLECTIVELY, THE “PLANS”)
     This sticker serves to supplement the Reoffer Prospectus dated March 1, 2004, to provide information with respect to Selling Stockholders.
     Mr. Scott H. Smith owns 7,500 shares of Common Stock, which were acquired pursuant to the exercise of options granted pursuant to the Plans. Mr. Smith is eligible to sell pursuant to this Reoffer Prospectus all of such shares. Mr. Smith is the Chief Information Officer of the Company and is currently the beneficial owner of 239,810 shares of Common Stock, including 176,150 shares issuable upon the exercise of options that are exercisable within 60 days. After completion of the offering, Mr. Smith will own 232,310 shares of Common Stock, which is less than one percent of the issued and outstanding shares of Common Stock.
     This sticker is part of the Reoffer Prospectus and must accompany the Reoffer Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.
The date of this sticker is November 9, 2010.